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EMERSON REPORTS FULL YEAR AND FOURTH QUARTER 2013 RESULTS

Fiscal 2013 Highlights

•	Sales increased 1% to $24.7 billion, with underlying sales up 2 percent

•	Earnings per share of $3.54 excluding impairment and income tax repatriation charges; reported earnings per share of $2.76

•	Record operating cash flow of $3.65 billion and free cash flow of $3.0 billion

•	Completed 57th consecutive year of increased dividends; raised dividend 5 percent for first quarter 2014

ST. LOUIS, November 5, 2013 – Emerson (NYSE: EMR) today announced that net sales for fiscal 2013 grew 1 percent, reflecting mixed end market demand and cautious levels of business investment amid a sluggish global economic environment. Underlying sales increased 2 percent, slightly ahead of expectations and led by 9 percent growth in Process Management, with the U.S. flat, Asia up 2 percent, and Europe down 3 percent. Market conditions remain varied but have recently improved modestly, as underlying orders growth excluding the embedded computing and power business approached 4 percent in September. Record gross profit margin of 40.3 percent expanded 30 basis points from the prior year, reflecting continued technology and cost repositioning investments, and contributed to an all-time high business segment margin. Earnings per share grew 4 percent to $3.54 excluding goodwill impairment and income tax repatriation charges of $0.78, or up 3 percent to $2.76 on a reported basis.
Robust cash generation resulted in record operating and free cash flow, as high-quality earnings and capital efficiency improvements drove strong performance. During 2013, 63 percent of operating cash flow was returned to shareholders through dividends and share repurchase, including partial completion of supplemental repurchase from cash anticipated to become available from the embedded computing and power transaction. On Monday, November 4, the Board of Directors voted to increase the first quarter cash dividend to 43 cents from 41 cents, representing an annual rate of $1.72. The new dividend is payable on December 10, 2013, to shareholders of record on November 15, 2013.
"The global macroeconomic climate remained under pressure and difficult to predict throughout 2013," said Chairman and Chief Executive Officer David N. Farr. "I am very pleased by how we executed in this environment, achieving a number of record performance measures and important milestones despite the slow pace of growth in our markets, particularly in the second half of the year. Our operating leadership remained focused on our strategic imperatives, investing for the future while also delivering

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strong margins and cash flow. We remain keenly focused on positioning the business for growth and superior returns for our shareholders."

Fourth Quarter Results
Net sales in the fourth quarter increased 2 percent, consistent with recent order trends. Underlying sales grew 1 percent, with the U.S. down 1 percent, Asia up 4 percent, and Europe up 1 percent. Growth was unfavorably impacted by difficult comparisons in the prior year, when Process Management recovered from Thailand flooding and Network Power executed a large project in Australia. Emerging markets continued to outperform mature markets, with 5 percent growth driven by China and Mexico.
Segment margin expanded to a record level, reflecting high levels of profitability across the segments. Earnings per share of $1.18 exclude an income tax charge of $37 million ($0.05 per share) related to the embedded computing and power transaction, as well as a noncash pretax goodwill impairment of $25 million ($0.03 per share) related to protracted weakness in the connectivity solutions business. On a comparable basis, this reflects 6 percent growth from the prior year. Reported earnings per share were $1.10, an increase of 182 percent from the prior year.
"Operations closed the year exceptionally well, executing in a difficult economic environment," Farr said. "We knew growth would be challenging in the quarter, but we remained focused on factors within our control, including accelerating $600 million of share repurchase from cash anticipated to become available from the embedded computing and power transaction, two-thirds of which has been completed through October. Our year-end performance exceeded my expectations, driving impressive results that provide encouraging operational momentum as we move into 2014."

Business Segment Highlights
Process Management sales grew 5 percent in the quarter, as sustained investment in energy and chemical end markets overcame robust growth in the prior year from Thailand flooding recovery. Underlying sales increased 6 percent, as currency translation deducted 1 percent, with the U.S. down 2 percent, Asia up 9 percent, and Europe up 10 percent, supported by strong project execution in the North Sea region. Growth was balanced across the portfolio, led by high single-digit growth in the systems and solutions business. Segment margin, also affected by comparisons from the flooding recovery, declined 30 basis points to 24.0 percent. After three years of tremendous performance, averaging 13 percent growth per year, investment levels remain elevated, supporting continued growth momentum in 2014. The project pipeline is robust, particularly in North America, with orders expected to remain solid through 2014.
Industrial Automation net sales declined 3 percent in the quarter, as global demand for industrial goods remained weak but exhibited signs of recovery. Underlying sales decreased 4 percent, as currency translation added 1 percent, with weakness in the U.S. and Europe, down 9 and 7 percent,

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respectively, partially offset by 6 percent growth in Asia. The decline was driven by the power generating alternators business, as channel destocking continued but at a slower rate, and weakness in renewable energy projects. Segment margin was unchanged from the prior year at 17.5 percent, as cost containment offset volume deleverage. Market conditions are trending favorably, with underlying orders growing for the first time since April 2012, suggesting the protracted weak demand has ended. Improvement in Europe and Asia is expected to support a return to modest sales growth in the near term.
Network Power net and underlying sales declined 3 percent in the quarter due to soft global market conditions and a large project in Australia in the prior year, with the U.S. down 3 percent, Asia down 3 percent, and Europe down 6 percent. Data center infrastructure sales were modestly negative in the network power systems business, but mixed geographically, with growth in Europe and Asia offset by weakness in North America. The telecommunications infrastructure business decreased, with weakness globally, but recent order trends suggest a recovery is underway, led by strong investment in China. The embedded computing and power business declined sharply, as challenging end markets and product line rationalization continued. Segment margin of 12.7 percent improved 110 basis points from the prior year quarter due to cost containment and restructuring savings, and expanded 460 basis points sequentially from the third quarter. Positive order trends in the network power systems business are expected to continue in the near term, supported by improving market conditions in Europe and Asia.
Climate Technologies net sales grew 6 percent in the quarter, led by double-digit increases in the U.S. residential air conditioning and global refrigeration businesses. Underlying sales increased 5 percent, as currency translation added 1 percent, with the U.S. up 4 percent, Asia up 10 percent, and Europe up 3 percent. Residential strength offset slow commercial and weak service demand in the U.S. air conditioning business. Europe growth benefited from favorable comparisons and modest market recovery. China residential double-digit growth supported gains in Asia. Global refrigeration benefited from improvement in industrial and transportation demand following prolonged weakness. Segment margin of 20.2 percent improved 170 basis points, driven primarily by cost containment. Moderate growth is expected to continue, led by residential and refrigeration strength and commercial end market recovery.
Commercial & Residential Solutions net and underlying sales increased 4 percent in the quarter, driven by 4 percent growth in the U.S, which was led by the professional tools and food waste disposers businesses. Segment margin expanded 150 basis points to 23.4 percent, primarily due to cost containment and restructuring savings. Solid residential end market momentum supports the outlook for continued growth in the near term.

2014 Outlook
Global economic indicators remain mixed and uncertain, but momentum appears to be on a slightly favorable trend. Underlying orders have exhibited steady, modest growth in recent months, and improved to 4 percent in September, excluding embedded computing and power. Based on a forecast of

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global gross fixed investment growth of 2.5 to 4 percent, Emerson underlying sales are expected to grow 3 to 5 percent in 2014, with reported sales expected to change (1) to 1 percent, reflecting the previously announced embedded computing and power transaction, which is expected to close before the end of calendar 2013. After managing cost aggressively through sluggish economic conditions the past two years, incremental growth investments will accelerate next year, resulting in only slight underlying margin expansion. Excluding impairments and repatriation charges, earnings per share are expected to increase 4 to 7 percent, or 33 to 38 percent on a reported basis. The embedded computing and power transaction impact to 2014 earnings per share is expected to be approximately neutral, as supplemental share repurchase offsets the earnings decline.
"We are planning for a modestly better operating environment next year, but still slow relative to previous recovery cycles," Farr said. "Improving conditions in Europe and China, along with continued strength in energy and chemical end markets, should provide support into 2014. We also expect an increase in acquisition activity in 2014 to complement growth, including two recently closed transactions with strong strategic alignment within Process Management."

Upcoming Investor Events
Today at 3 p.m. ET, Emerson management will discuss the full year and fourth quarter results during a conference call. Interested parties may listen to the live conference call via the Internet by visiting Emerson's website at www.Emerson.com/financial and completing a brief registration form. A replay of the conference call will remain available for approximately three months.
On Thursday, December 5, 2013, Emerson Chairman and Chief Executive Officer David N. Farr will present at the Credit Suisse Industrials Conference in New York City, at 8:15 a.m. ET.

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include our ability to complete the embedded computing and power transaction, as well as economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.
(tables attached)

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			Table 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended September 30,		Percent
	2012	2013	Change

Net sales	$6,700	$6,812	2%
Costs and expenses:
Cost of sales	3,951	4,008
SG&A expenses	1,385	1,432
Goodwill impairment	592	25
Other deductions, net	122	110
Interest expense, net	57	56
Earnings before income taxes	593	1,181	99%
Income taxes	293	373
Net earnings	300	808	169%
Less: Noncontrolling interests in earnings of subsidiaries	18	13
Net earnings common shareholders	$282	$795	182%

Diluted avg. shares outstanding	729.1	717.3

Diluted earnings per common share	$0.39	$1.10	182%

	Quarter Ended September 30,
	2012	2013
Other deductions, net
Amortization of intangibles	$59	$54
Rationalization of operations	30	13
Gains, net	—	—
Other	33	43
Total	$122	$110

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			Table 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Year Ended September 30,		Percent
	2012	2013	Change

Net sales	$24,412	$24,669	1%
Costs and expenses:
Cost of sales	14,644	14,717
SG&A expenses	5,436	5,648
Goodwill impairment	592	528
Other deductions, net	401	362
Interest expense, net	224	218
Earnings before income taxes	3,115	3,196	3%
Income taxes	1,091	1,130
Net earnings	2,024	2,066	2%
Less: Noncontrolling interests in earnings of subsidiaries	56	62
Net earnings common shareholders	$1,968	$2,004	2%

Diluted avg. shares outstanding	734.6	722.9

Diluted earnings per common share	$2.67	$2.76	3%

	Year Ended September 30,
	2012	2013
Other deductions, net
Amortization of intangibles	$241	$220
Rationalization of operations	119	78
Gains, net	(50)	(1)
Other	91	65
Total	$401	$362

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		Table 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	Year Ended September 30,
	2012	2013
Assets
Cash and equivalents	$2,367	$3,275
Receivables, net	4,983	4,808
Inventories	2,125	1,895
Other current assets	651	1,021
Total current assets	10,126	10,999
Property, plant & equipment, net	3,509	3,605
Goodwill	8,026	7,509
Other intangible assets	1,838	1,672
Other	319	926
Total assets	$23,818	$24,711

Liabilities and equity
Short-term borrowings and current
maturities of long-term debt	$1,506	$1,587
Accounts payables	2,767	2,725
Accrued expenses	2,732	3,184
Income taxes	128	129
Total current liabilities	7,133	7,625
Long-term debt	3,787	4,055
Other liabilities	2,456	2,313
Total equity	10,442	10,718
Total liabilities and equity	$23,818	$24,711

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		Table 4
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Year Ended September 30,
	2012	2013
Operating activities
Net earnings	$2,024	$2,066
Depreciation and amortization	823	819
Changes in operating working capital	(340)	42
Pension funding	(163)	(160)
Goodwill impairment, net of tax	528	496
Other, net	181	386
Net cash provided by operating activities	3,053	3,649

Investing activities
Capital expenditures	(665)	(678)
Purchase of businesses, net of cash and equivalents acquired	(187)	(19)
Divestiture of businesses	125	3
Other, net	(79)	(95)
Net cash used in investing activities	(806)	(789)

Financing activities
Net increase in short-term borrowings	348	374
Proceeds from long-term debt	4	496
Principal payments on long-term debt	(262)	(521)
Dividends paid	(1,171)	(1,181)
Purchases of treasury stock	(797)	(1,110)
Other, net	(21)	9
Net cash used in financing activities	(1,899)	(1,933)

Effect of exchange rate changes on cash and equivalents	(33)	(19)

Increase in cash and equivalents	315	908

Beginning cash and equivalents	2,052	2,367

Ending cash and equivalents	$2,367	$3,275

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		Table 5
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended September 30,
	2012	2013
Sales
Process Management	$2,381	$2,512
Industrial Automation	1,297	1,258
Network Power	1,767	1,709
Climate Technologies	961	1,017
Commercial & Residential Solutions	464	483
	6,870	6,979
Eliminations	(170)	(167)
Net sales	$6,700	$6,812

Earnings
Process Management	$578	$603
Industrial Automation	227	221
Network Power	205	216
Climate Technologies	178	205
Commercial & Residential Solutions	101	113
	1,289	1,358
Differences in accounting methods	63	61
Corporate and other	(702)	(182)
Interest expense, net	(57)	(56)
Earnings before income taxes	$593	$1,181

Rationalization of operations
Process Management	$6	$4
Industrial Automation	6	3
Network Power	13	4
Climate Technologies	3	1
Commercial & Residential Solutions	2	1
Total	$30	$13

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		Table 6
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Year Ended September 30,
	2012	2013
Sales
Process Management	$7,899	$8,610
Industrial Automation	5,188	4,885
Network Power	6,399	6,155
Climate Technologies	3,766	3,876
Commercial & Residential Solutions	1,877	1,865
	25,129	25,391
Eliminations	(717)	(722)
Net sales	$24,412	$24,669

Earnings
Process Management	$1,599	$1,809
Industrial Automation	871	777
Network Power	624	554
Climate Technologies	668	716
Commercial & Residential Solutions	396	404
	4,158	4,260
Differences in accounting methods	226	221
Corporate and other	(1,045)	(1,067)
Interest expense, net	(224)	(218)
Earnings before income taxes	$3,115	$3,196

Rationalization of operations
Process Management	$19	$15
Industrial Automation	27	27
Network Power	53	25
Climate Technologies	11	3
Commercial & Residential Solutions	9	8
Total	$119	$78

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Reconciliations of Non-GAAP Financial Measures			Table 7
The following reconciles non-GAAP measures (denoted by *) with the most directly comparable GAAP measure (dollars in millions):

Sales growth	Q4 2013	2013
Underlying*	1%	2%
Div./FX	1%	(1)%
Net	2%	1%

Sales growth		2014E
Underlying*		3-5%
Acq./Div.		(4)%
Net		(1)-1%

Earnings per share	Q4 2012	Q4 2013	Change
Earnings per share	$0.39	$1.10	182%
Goodwill impairment/charges	0.72	0.08
Earnings per share excl. charges*	$1.11	$1.18	6%

Earnings per share	2012	2013	Change
Earnings per share	$2.67	$2.76	3%
Goodwill impairment/charges	0.72	0.78
Earnings per share excl. charges*	$3.39	$3.54	4%

Earnings per share	2013	2014E	Change
Earnings per share	$2.76	$3.68-3.80	33-38%
Goodwill impairment/charges	0.78	—
Earnings per share excl. charges*	$3.54	$3.68-3.80	4-7%

Cash flow	2013
Operating cash flow	$3,649
Capital expenditures	(678)
Free cash flow*	$2,971

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